WESTERN NEW ENGLAND BANCORP, INC. 8-K

Exhibit 99.1

For further information contact:
James C. Hagan, President and CEO
Guida R. Sajdak, Executive Vice President and CFO
Meghan Hibner, First Vice President and Investor Relations Officer
413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE MONTHS ENDED

MARCH 31, 2025 AND DECLARES QUARTERLY CASH DIVIDEND

THE COMPANY ALSO ANNOUNCES A NEW SHARE REPURCHASE PLAN

Westfield, Massachusetts, April 22, 2025: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three months ended March 31, 2025. The Company reported net income of $2.3 million, or $0.11 per diluted share, for the three months ended March 31, 2025, compared to net income of $3.0 million, or $0.14 per diluted share, for the three months ended March 31, 2024. On a linked quarter basis, net income was $2.3 million, or $0.11 per diluted share, compared to net income of $3.3 million, or $0.16 per diluted share, for the three months ended December 31, 2024.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.07 per share on the Company’s common stock. The dividend will be payable on or about May 21, 2025 to shareholders of record on May 7, 2025.

In addition, the Company announced that its Board of Directors authorized a new stock repurchase plan (the “2025 Plan”), pursuant to which the Company may repurchase up to 1.0 million shares of the Company’s common stock, or approximately 4.8% of the Company’s outstanding common stock as of today. The 2025 Plan will commence upon the completion of the Company’s existing share repurchase plan (the “2024 Plan”). The 2024 Plan was approved by the Board of Directors on May 21, 2024, and as of March 31, 2025, there were 265,609 shares of common stock available for repurchase under the 2024 Plan.

James C. Hagan, President and Chief Executive Officer, commented, “I am pleased to report the results for the first quarter of 2025. Our strong, diversified core deposit base and our disciplined approach to managing our funding costs have resulted in an increase in net interest income for the third consecutive quarter. The net interest margin increased eight basis points to 2.49% compared to the preceding quarter. We will continue to proactively manage our funding costs and benefit from our liability sensitive balance sheet to support net interest margin growth. In the first quarter, core deposits increased $70.2 million, or 4.5%, and represented 70.0% of total deposits while the loan-to-deposit ratio decreased to 89.3%. During the same period, average funding costs decreased four basis points.

We continue to focus on extending credit within our markets and servicing the needs of our existing customer base while ensuring new opportunities present the appropriate levels of risk and return. Consistent with our prudent credit culture, we continue to proactively identify and manage credit risk within the loan portfolio. Our asset quality remains strong, with nonaccrual loans at 0.29% of total loans as of March 31, 2025.

The Company is considered to be well-capitalized, as defined by regulators and internal Company targets, and we remain disciplined in our capital management strategies. We continue to believe that buying back shares represents a valuable use of the Company’s capital. Today, we announced the 2025 Plan, which will commence upon the completion of the 2024 Plan. Our stock repurchase programs are an integral element of our capital management strategies. As such, we believe that repurchasing common stock enhances shareholder value. We are pleased to be able to continue to return value to shareholders through share repurchases.”

Hagan concluded, “Our commitment to strong capital and liquidity levels gives us a solid foundation to take advantage of opportunities in the markets we serve and to enhance shareholder value in the long term.”

1

Key Highlights:

Loans and Deposits

Total gross loans increased $9.3 million, or 0.4%, from $2.1 billion, or 77.9% of total assets, at December 31, 2024 to $2.1 billion, or 76.7% of total assets, at March 31, 2025. The increase in total gross loans was primarily driven by an increase in residential real estate loans, including home equity loans, of $8.1 million, or 1.0%, and an increase in commercial and industrial loans of $4.7 million, or 2.2%. These increases were partially offset by a decrease in commercial real estate loans of $3.0 million, or 0.3%, and a decrease in consumer loans of $526,000, or 12.0%.

At March 31, 2025, total deposits of $2.3 billion increased $66.0 million, or 2.9%, from December 31, 2024. Core deposits, which the Company defines as all deposits except time deposits, increased $70.2 million, or 4.5%, from $1.6 billion, or 68.9% of total deposits, at December 31, 2024, to $1.6 billion, or 70.0% of total deposits, at March 31, 2025. Time deposits decreased $4.3 million, or 0.6%, from $703.6 million at December 31, 2024 to $699.3 million at March 31, 2025. Brokered time deposits, which are included in time deposits, totaled $1.7 million at March 31, 2025 and at December 31, 2024. The loan-to-deposit ratio decreased from 91.5% at December 31, 2024 to 89.3% at March 31, 2025.

Liquidity

The Company’s liquidity position remains strong with solid core deposit relationships, cash, unencumbered securities, a diversified deposit base and access to diversified borrowing sources. At March 31, 2025, the Company had $1.1 billion in immediately available liquidity, compared to $665.6 million in uninsured deposits, or 28.6% of total deposits, representing a coverage ratio of 171.5%.

Uninsured deposits of the Bank’s customers are eligible for FDIC pass-through insurance if the customer opens an IntraFi Insured Cash Sweep account or a reciprocal time deposit through the Certificate of Deposit Account Registry System. IntraFi allows for up to $250.0 million per customer of pass-through FDIC insurance, which would more than cover each of the Bank’s deposit customers if such customer desired to have such pass-through insurance.

Allowance for Credit Losses and Credit Quality

At March 31, 2025, the allowance for credit losses was $19.7 million, or 0.95% of total loans, compared to $19.5 million, or 0.94% of total loans, at December 31, 2024. The allowance for loan losses, as a percentage of nonaccrual loans, was 327.1% and 362.9% at March 31, 2025 and December 31, 2024, respectively. At March 31, 2025, nonaccrual loans totaled $6.0 million, or 0.29% of total loans, compared to $5.4 million, or 0.26% of total loans, at December 31, 2024. Total delinquent loans decreased from $5.0 million, or 0.24% of total loans, at December 31, 2024 to $4.5 million, or 0.22% of total loans, at March 31, 2025. At March 31, 2025 and December 31, 2024, the Company did not have any other real estate owned.

Net Interest Margin

The net interest margin increased eight basis points from 2.41% for the three months ended December 31, 2024 to 2.49% for the three months ended March 31, 2025. The net interest margin, on a tax-equivalent basis, increased eight basis points from 2.43% for the three months ended December 31, 2024, compared to 2.51% for the three months ended March 31, 2025.

Stock Repurchase Program

On May 21, 2024, the Board of Directors authorized the 2024 Plan under which the Company may repurchase up to 1.0 million shares of its common stock, or approximately 4.6%, of the Company’s then-outstanding shares of common stock. During the three months ended March 31, 2025, the Company repurchased 206,709 shares of common stock under the 2024 Plan, with an average price per share of $9.12. As of March 31, 2025, there were 265,609 shares of common stock available for repurchase under the 2024 Plan.

On April 22, 2025, the Board of Directors authorized the 2025 Plan, pursuant to which the Company may repurchase up to 1.0 million shares of common stock, or approximately 4.8% of the Company’s outstanding shares as of the date the 2025 Plan was announced. Repurchases under the 2025 Plan will commence upon the completion of the 2024 Plan.

The repurchase of shares under the stock repurchase program is administered through an independent broker. The shares of common stock repurchased under both the 2024 Plan and the 2025 Plan have been and will continue to be, as applicable, purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that the Company’s management (“Management”) determines additional repurchases are not warranted. The timing and amount of additional share repurchases under both the 2024 Plan and the 2025 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

2

Book Value and Tangible Book Value

At March 31, 2025, the Company’s book value per share was $11.44, compared to $11.30 at December 31, 2024, while tangible book value per share, a non-GAAP financial measure, increased $0.15, or 1.4%, from $10.63 at December 31, 2024 to $10.78 at March 31, 2025. See pages 16-17 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures.

Net Income for the Three Months Ended March 31, 2025 Compared to the Three Months Ended December 31, 2024.

For the three months ended March 31, 2025, the Company reported a decrease in net income of $985,000, or 30.0%, from $3.3 million, or $0.16 per diluted share, for the three months ended December 31, 2024, to $2.3 million, or $0.11 per diluted share. Net interest income increased $261,000, or 1.7%, the provision for credit losses increased $904,000, non-interest income decreased $495,000, or 15.2%, and non-interest expense increased $258,000, or 1.7%. Return on average assets and return on average equity were 0.35% and 3.94%, respectively, for the three months ended March 31, 2025, compared to 0.49% and 5.48%, respectively, for the three months ended December 31, 2024.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income, our primary driver of revenues, increased $261,000, or 1.7%, to $15.5 million for the three months ended March 31, 2025, from $15.3 million for the three months ended December 31, 2024. The increase in net interest income was primarily due to a decrease in interest expense of $410,000, or 3.1%, partially offset by a decrease in interest income of $149,000, or 0.5%.

The net interest margin increased eight basis points from 2.41% for the three months ended December 31, 2024 to 2.49% for the three months ended March 31, 2025. The net interest margin, on a tax-equivalent basis, increased eight basis points from 2.43% for the three months ended December 31, 2024, compared to 2.51% for the three months ended March 31, 2025.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.56% for the three months ended March 31, 2025, compared to 4.52% for the three months ended December 31, 2024. The average loan yield, without the impact of tax-equivalent adjustments, was 4.89% for the three months ended March 31, 2025, compared to 4.86% for the three months ended December 31, 2024. During the three months ended March 31, 2025, average interest-earning assets increased $12.7 million, or 0.5% to $2.5 billion, primarily due to an increase in average loans of $10.7 million, or 0.5%, and an increase in average securities of $3.9 million, or 1.1%.

The average cost of total funds, including non-interest bearing accounts and borrowings, decreased four basis points from 2.20% for the three months ended December 31, 2024 to 2.16% for the three months ended March 31, 2025. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased 10 basis points to 1.08% for the three months ended March 31, 2025, from 0.98% for the three months ended December 31, 2024. The average cost of time deposits decreased 20 basis points from 4.31% for the three months ended December 31, 2024, to 4.11% for the three months ended March 31, 2025. The average cost of borrowings, including subordinated debt, was 5.04% for the three months ended December 31, 2024 and for the three months ended March 31, 2025. Average demand deposits, an interest-free source of funds, decreased $9.6 million, or 1.6%, from $579.2 million, or 25.6% of total average deposits, for the three months ended December 31, 2024, to $569.6 million, or 24.8% of total average deposits, for the three months ended March 31, 2025.

3

Provision for (Reversal of) Credit Losses

During the three months ended March 31, 2025, the Company recorded a provision for credit losses of $142,000, compared to a reversal of credit losses of $762,000 during the three months ended December 31, 2024. The increase was primarily due to changes in the most recent macroeconomic forecast. The provision for credit losses was also determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions. Management will continue to monitor macroeconomic variables related to the interest rate environment, changing tariff policies and concerns of an economic downturn. Management believes it is appropriately reserved for the current economic environment.

During the three months ended March 31, 2025, the Company recorded net charge-offs of $29,000, compared to net recoveries of $128,000 for the three months ended December 31, 2024.

Non-Interest Income

On a sequential quarter basis, non-interest income decreased $495,000, or 15.2%, to $2.8 million for the three months ended March 31, 2025, from $3.3 million for the three months ended December 31, 2024. During the three months ended March 31, 2025, service charges and fees on deposits decreased $17,000, or 0.7%, to $2.3 million from the three months ended December 31, 2024. Income from bank-owned life insurance (“BOLI”) decreased $13,000, or 2.7%, from the three months ended December 31, 2024 to $473,000 for the three months ended March 31, 2025. During the three months ended March 31, 2025, the Company reported a gain of $7,000 from mortgage banking activities, compared to a loss of $11,000 during the three months ended December 31, 2024. During the three months ended March 31, 2025, the Company reported unrealized losses on marketable equity securities of $5,000, compared to unrealized losses of $9,000, during the three months ended December 31, 2024. During the three months ended December 31, 2024, the Company reported gains on non-marketable equity investments of $300,000 and did not have comparable income during the three months ended March 31, 2025. During the three months ended December 31, 2024, the Company reported $187,000 in other income from loan-level swap fees on commercial loans and did not have comparable income during the three months ended March 31, 2025.

Non-Interest Expense

For the three months ended March 31, 2025, non-interest expense increased $258,000, or 1.7%, to $15.2 million from $14.9 million for the three months ended December 31, 2024. Occupancy expense increased $156,000, or 12.4%, primarily due to snow removal costs of $143,000. Advertising expense increased $119,000, or 38.4%, professional fees increased $75,000, or 15.9%, FDIC insurance expense increased $42,000, or 10.8%, and software related expenses increased $17,000, or 2.6%. These increases were partially offset by a decrease in furniture and equipment expense of $18,000, or 3.6%, a decrease in data processing expense of $18,000, or 2.0%, a decrease in debit card processing and ATM network costs of $16,000, or 2.7%, a decrease in salaries and related benefits of $16,000, or 0.2%, and a decrease in other non-interest expense of $83,000, or 5.8%.

For the three months ended March 31, 2025 and the three months ended December 31, 2024, the efficiency ratio was 83.0% and 80.6%, respectively. For the three months ended March 31, 2025, the adjusted efficiency ratio, a non-GAAP financial measure, was 83.0% compared to 81.9% for the three months ended December 31, 2024. The increases in the efficiency ratio and the adjusted efficiency ratio were driven by higher expenses and lower non-interest income during the three months ended March 31, 2025 compared to the three months ended December 31, 2024. The Company’s detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document. See pages 16-17 for the related adjusted efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

4

Income Tax Provision

Income tax expense for the three months ended March 31, 2025 was $664,000, with an effective tax rate of 22.4%, compared to $1.1 million, with an effective tax rate of 24.6%, for the three months ended December 31, 2024.

Net Income for the Three Months Ended March 31, 2025 Compared to the Three Months Ended March 31, 2024.

The Company reported net income of $2.3 million, or $0.11 per diluted share, for the three months ended March 31, 2025, compared to net income of $3.0 million, or $0.14 per diluted share, for the three months ended March 31, 2024. Net interest income increased $188,000, or 1.2%, provision for credit losses increased $692,000, non-interest income increased $85,000, or 3.2%, and non-interest expense increased $402,000, or 2.7%, during the same period. Return on average assets and return on average equity were 0.35% and 3.94%, respectively, for the three months ended March 31, 2025, compared to 0.47% and 5.04%, respectively, for the three months ended March 31, 2024.

Net Interest Income and Net Interest Margin

Net interest income increased $188,000, or 1.2%, to $15.5 million, for the three months ended March 31, 2025, from $15.3 million for the three months ended March 31, 2024. The increase in net interest income was due to an increase in interest and dividend income of $1.8 million, or 6.9%, partially offset by an increase in interest expense of $1.6 million, or 14.6%. The increase in interest expense was primarily due to an increase in average interest-bearing deposits of $156.1 million, or 9.9%, and an increase in the average cost of interest-bearing deposit accounts of 29 basis points from the three months ended March 31, 2024 to the three months ended March 31, 2025. As a result, the net interest margin decreased from 2.57% for the three months ended March 31, 2024, to 2.49% for the three months ended March 31, 2025. The net interest margin, on a tax-equivalent basis, was 2.51% for the three months ended March 31, 2025, compared to 2.59% for the three months ended March 31, 2024.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, increased 11 basis points from 4.45% for the three months ended March 31, 2024 to 4.56% for the three months ended March 31, 2025. The average loan yield, without the impact of tax-equivalent adjustments, was 4.89% for the three months ended March 31, 2025, compared to 4.82% for the three months ended March 31, 2024. During the three months ended March 31, 2025, average interest-earning assets increased $126.6 million, or 5.3%, to $2.5 billion, primarily due to an increase in average loans of $51.8 million, or 2.6%, an increase in average short-term investments, consisting of cash and cash equivalents, of $66.7 million, an increase in average securities of $5.9 million, or 1.6%, and an increase in average other investments of $2.3 million, or 18.6%.

The average cost of total funds, including non-interest bearing accounts and borrowings, increased 19 basis points from 1.97% for the three months ended March 31, 2024, to 2.16% for the three months ended March 31, 2025. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased 32 basis points from 0.76% for the three months ended March 31, 2024 to 1.08% for the three months ended March 31, 2025. The average cost of time deposits decreased one basis point from 4.12% for the three months ended March 31, 2024 to 4.11% for the three months ended March 31, 2025. The average cost of borrowings, including subordinated debt, increased 13 basis points from 4.91% for the three months ended March 31, 2024 to 5.04% for the three months ended March 31, 2025. Average demand deposits, an interest-free source of funds, increased $11.9 million, or 2.1%, from $557.7 million, or 26.1% of total average deposits, for the three months ended March 31, 2024, to $569.6 million, or 24.8% of total average deposits, for the three months ended March 31, 2025.

Provision for (Reversal of) Credit Losses

During the three months ended March 31, 2025, the Company recorded a provision for credit losses of $142,000, compared to a reversal of credit losses of $550,000 during the three months ended March 31, 2024. The increase was primarily due to changes in the most recent macroeconomic forecast. The provision for credit losses was also determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions. Management will continue to monitor macroeconomic variables related to the interest rate environment, the continued discussion on tariffs and the concerns of an economic downturn. Management believes it is appropriately reserved for the current economic environment.

During the three months ended March 31, 2025, the Company recorded net charge-offs of $29,000, compared to net recoveries of $67,000 for the three months ended March 31, 2024.

5

Non-Interest Income

Non-interest income increased $85,000, or 3.2%, from $2.7 million, for the three months ended March 31, 2024 to $2.8 million for the three months ended March 31, 2025, primarily due to a $65,000, or 2.9%, increase in service charges and fees and an increase in income from BOLI of $20,000, or 4.4%.

Non-Interest Expense

Non-interest expense increased $402,000, or 2.7%, from $14.8 million for the three months ended March 31, 2024 to $15.2 million for the three months ended March 31, 2025. Salaries and benefits increased $169,000, or 2.0%, advertising expense increased $80,000, or 22.9%, occupancy expense increased $49,000, or 3.6%, debit card processing and ATM network costs increased $25,000, or 4.5%, FDIC insurance expense increased $21,000, or 5.1%, data processing expense increased $20,000, or 2.3%, furniture and equipment expense increased $3,000, or 0.6%, and other non-interest expense increased $98,000, or 7.8%. These increases were partially offset by a decrease in software related expenses of $40,000, or 5.7%, and a decrease in professional fees of $23,000, or 4.0%.

For the three months ended March 31, 2025 and the three months ended March 31, 2024, the efficiency ratio was 83.0% and 82.0%, respectively. For the three months ended March 31, 2025, the adjusted efficiency ratio, a non-GAAP financial measure, was 83.0% compared to 82.0% for the three months ended March 31, 2024. The increases in the efficiency ratio and the adjusted efficiency ratio were driven by higher expenses during the three months ended March 31, 2025 compared to the three months ended March 31, 2024. See pages 16-17 for the efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

For the three months ended March 31, 2025, income tax expense was $664,000, with an effective tax rate of 22.4%, compared to $827,000, with an effective tax rate of 21.8%, for the three months ended March 31, 2024.

Balance Sheet

At March 31, 2025, total assets were $2.7 billion, an increase of $56.2 million, or 2.1%, from December 31, 2024. The increase in total assets was primarily due to an increase in total gross loans of $9.3 million, or 0.4%, an increase in cash and cash equivalents of $44.1 million, or 66.4%, and an increase in investment securities of $3.6 million, or 1.0%.

Investments

At March 31, 2025, the investment securities portfolio totaled $369.8 million, or 13.6% of total assets, compared to $366.1 million, or 13.8% of total assets, at December 31, 2024. At March 31, 2025, the Company’s available-for-sale securities portfolio, recorded at fair market value, increased $7.1 million, or 4.4%, from $160.7 million at December 31, 2024 to $167.8 million. The held-to-maturity securities portfolio, recorded at amortized cost, decreased $3.4 million, or 1.7%, from $205.0 million at December 31, 2024 to $201.6 million at March 31, 2025.

At March 31, 2025, the Company reported unrealized losses on the available-for-sale securities portfolio of $27.8 million, or 14.2% of the amortized cost basis of the available-for-sale securities portfolio, compared to unrealized losses of $31.2 million, or 16.2% of the amortized cost basis of the available-for-sale securities at December 31, 2024. At March 31, 2025, the Company reported unrealized losses on the held-to-maturity securities portfolio of $35.8 million, or 17.8% of the amortized cost basis of the held-to-maturity securities portfolio, compared to $39.4 million, or 19.2% of the amortized cost basis of the held-to-maturity securities portfolio at December 31, 2024.

The securities in which the Company may invest are limited by regulation. Federally chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, mortgage-backed securities, certain certificates of deposit of insured financial institutions, repurchase agreements, overnight and short-term loans to other banks, corporate debt instruments and marketable equity securities. The securities, with the exception of $8.7 million in corporate bonds, are issued by the United States government or government-sponsored enterprises and are therefore either explicitly or implicitly guaranteed as to the timely payment of contractual principal and interest. These positions are deemed to have no credit impairment, therefore, the disclosed unrealized losses with the securities portfolio relate primarily to changes in prevailing interest rates. In all cases, price improvement in future periods will be realized as the issuances approach maturity.

Management regularly reviews the portfolio for securities in an unrealized loss position. At March 31, 2025 and December 31, 2024, the Company did not record any credit impairment charges on its securities portfolio and attributed the unrealized losses primarily due to fluctuations in general interest rates or changes in expected prepayments and not due to credit quality. The primary objective of the Company’s investment portfolio is to provide liquidity and to secure municipal deposit accounts while preserving the safety of principal. The available-for-sale and held-to-maturity portfolios are both eligible for pledging to the Federal Home Loan Bank (“FHLB”) as collateral for borrowings. The portfolios are comprised of high-credit quality investments and both portfolios generated cash flows monthly from interest, principal amortization and payoffs, which support’s the Bank's objective to provide liquidity.

6

Total Loans

Total gross loans increased $9.3 million, or 0.4%, from $2.1 billion, or 77.9% of total assets, at December 31, 2024 to $2.1 billion, or 76.7% of total assets, at March 31, 2025. The increase in total gross loans was primarily driven by an increase in residential real estate loans, including home equity loans, of $8.1 million, or 1.0%, and an increase in commercial and industrial loans of $4.7 million, or 2.2%. These increases were partially offset by a decrease in commercial real estate loans of $3.0 million, or 0.3%, and a decrease in consumer loans of $526,000, or 12.0%.

The following table presents a summary of the loan portfolio by the major classification of loans at the periods indicated:

	March 31, 2025	December 31, 2024
	(Dollars in thousands)

Commercial real estate loans:
Non-owner occupied	$881,105	$880,828
Owner-occupied	191,582	194,904
Total commercial real estate loans	1,072,687	1,075,732

Residential real estate loans:
Residential	659,984	653,802
Home equity	123,804	121,857
Total residential real estate loans	783,788	775,659

Commercial and industrial loans	216,368	211,656

Consumer loans	3,865	4,391
Total gross loans	2,076,708	2,067,438
Unamortized premiums and net deferred loans fees and costs	2,853	2,751
Total loans	$2,079,561	$2,070,189
7

Credit Quality

Management continues to closely monitor the loan portfolio for any signs of deterioration in borrowers’ financial condition and also in light of speculation that commercial real estate values may deteriorate as the market continues to adjust to higher vacancies and interest rates. We continue to proactively take steps to mitigate risk in our loan portfolio.

Total delinquency was $4.5 million, or 0.22% of total loans, at March 31, 2025, compared to $5.0 million, or 0.24% of total loans at December 31, 2024. At March 31, 2025, nonaccrual loans totaled $6.0 million, or 0.29% of total loans, compared to $5.4 million, or 0.26% of total loans, at December 31, 2024. At March 31, 2025 and December 31, 2024, there were no loans 90 or more days past due and still accruing interest. Total nonaccrual assets totaled $6.0 million, or 0.22% of total assets, at March 31, 2025, compared to $5.4 million, or 0.20% of total assets, at December 31, 2024. At March 31, 2025 and December 31, 2024, the Company did not have any other real estate owned.

At March 31, 2025, the allowance for credit losses was $19.7 million, or 0.95% of total loans and 327.1% of nonaccrual loans, compared to $19.5 million, or 0.94% of total loans and 362.9% of nonaccrual loans, at December 31, 2024. Total criticized loans, defined as special mention and substandard loans, decreased $2.1 million, or 5.5%, from $38.4 million, or 1.9% of total loans, at December 31, 2024 to $36.3 million, or 1.7% of total loans, at March 31, 2025.

Our commercial real estate portfolio is comprised of diversified property types and primarily within our geographic footprint. At March 31, 2025, the commercial real estate portfolio totaled $1.1 billion, and represented 51.7% of total loans. Of the $1.1 billion, $881.1 million, or 82.1%, was categorized as non-owner occupied commercial real estate and represented 325.8% of the Bank’s total risk-based capital. More details on the diversification of the loan portfolio are available in the supplementary earnings presentation.

Deposits

At March 31, 2025, total deposits were $2.3 billion and increased $66.0 million, or 2.9%, from December 31, 2024. Core deposits, which the Company defines as all deposits except time deposits, increased $70.2 million, or 4.5%, from $1.6 billion, or 68.9% of total deposits, at December 31, 2024, to $1.6 billion, or 70.0% of total deposits, at March 31, 2025. Non-interest-bearing deposits increased $24.4 million, or 4.3%, to $590.0 million, and represent 25.3% of total deposits, money market accounts increased $45.7 million, or 6.9%, to $707.2 million, savings accounts increased $9.8 million, or 5.4%, to $191.4 million and interest-bearing checking accounts decreased $9.6 million, or 6.4%, to $140.8 million.

Time deposits decreased $4.3 million, or 0.6%, from $703.6 million at December 31, 2024 to $699.3 million at March 31, 2025. Brokered time deposits, which are included in time deposits, totaled $1.7 million at March 31, 2025 and at December 31, 2024. The Company has experienced growth and movement in both money market accounts and non-interest-bearing deposits as a result of seasonal customer behaviors, relationship pricing, and the current interest rate environment, as opposed to time deposit specials or interest rate adjustments. We continue our disciplined and focused approach to core relationship management and customer outreach to meet funding requirements and liquidity needs, with an emphasis on retaining a long-term core customer relationship base by competing for and retaining deposits in our local market. At March 31, 2025, the Bank’s uninsured deposits totaled $665.6 million, or 28.6% of total deposits, compared to $643.6 million, or 28.4% of total deposits, at December 31, 2024.

The table below is a summary of our deposit balances for the periods noted:

	March 31, 2025	December 31, 2024	March 31, 2024
	(Dollars in thousands)
Core Deposits:
Demand accounts	$589,996	$565,620	$559,928
Interest-bearing accounts	140,769	150,348	125,377
Savings accounts	191,398	181,618	190,732
Money market accounts	707,153	661,478	624,474
Total Core Deposits	$1,629,316	$1,559,064	$1,500,511
Time Deposits:	699,277	703,583	643,236
Total Deposits:	$2,328,593	$2,262,647	$2,143,747

8

FHLB and Subordinated Debt

At March 31, 2025, total borrowings decreased $860,000, or 0.7%, from $123.1 million at December 31, 2024 to $122.3 million. At March 31, 2025, short-term borrowings decreased $870,000, or 16.1%, to $4.5 million, compared to $5.4 million at December 31, 2024. Long-term borrowings were $98.0 million at March 31, 2025 and December 31, 2024. At March 31, 2025 and December 31, 2024, borrowings also consisted of $19.8 million in fixed-to-floating rate subordinated notes.

As of March 31, 2025, the Company had $447.5 million of additional borrowing capacity at the FHLB, $378.5 million of additional borrowing capacity under the Federal Reserve Bank Discount Window and $25.0 million of other unsecured lines of credit with correspondent banks.

Capital

At March 31, 2025, shareholders’ equity was $237.7 million, or 8.8% of total assets, compared to $235.9 million, or 8.9% of total assets, at December 31, 2024. The change was primarily attributable to a decrease in accumulated other comprehensive loss of $2.6 million, cash dividends paid of $1.4 million, repurchase of shares at a cost of $2.0 million, partially offset by net income of $2.3 million. At March 31, 2025, total shares outstanding were 20,774,319. The Company’s regulatory capital ratios continue to be strong and in excess of regulatory minimum requirements to be considered well-capitalized as defined by regulators and internal Company targets.

	March 31, 2025		December 31, 2024
	Company	Bank	Company	Bank
Total Capital (to Risk Weighted Assets)	14.28%	13.56%	14.38%	13.65%
Tier 1 Capital (to Risk Weighted Assets)	12.27%	12.55%	12.37%	12.64%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	12.27%	12.55%	12.37%	12.64%
Tier 1 Leverage Ratio (to Adjusted Average Assets)	9.06%	9.26%	9.14%	9.34%

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

9

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, and business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

•	unpredictable changes in general economic or political conditions, financial markets, fiscal, monetary and regulatory policies, including actual or potential stress in the banking industry;
•	the duration and scope of potential pandemics, including the emergence of new variants and the response thereto;
•	unstable political and economic conditions, including changes in tariff policies, which could materially impact credit quality trends and the ability to generate loans and gather deposits;
•	inflation and governmental responses to inflation, including recent sustained increases and potential future increases in interest rates that reduce margins;
•	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Basel guidelines, capital requirements and other applicable laws and regulations;
•	significant changes in accounting, tax or regulatory practices or reqsignificant changes in accounting, tax or regulatory practices uirements;
•	new legal obligations or liabilities or unfavorable resolutions of litigation;
•	disruptive technologies in payment systems and other services traditionally provided by banks;
•	the highly competitive industry and market area in which we operate;
•	operational risks or risk management failures by us or critical third parties, including without limitation with respect to data processing, information systems, cybersecurity, technological changes, vendor issues, business interruption, and fraud risks;
•	failure or circumvention of our internal controls or procedures;
•	changes in the securities markets which affect investment management revenues;
•	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
•	the soundness of other financial services institutions which may adversely affect our credit risk;
•	certain of our intangible assets may become impaired in the future;
•	new lines of business or new products and services, which may subject us to additional risks;
•	changes in key management personnel which may adversely impact our operations;
•	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and
•	other risk factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

10

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024
INTEREST AND DIVIDEND INCOME:
Loans	$24,984	$25,183	$25,134	$24,340	$24,241
Securities	2,422	2,273	2,121	2,141	2,114
Other investments	191	214	189	148	136
Short-term investments	840	916	396	173	113
Total interest and dividend income	28,437	28,586	27,840	26,802	26,604

INTEREST EXPENSE:
Deposits	11,376	11,443	11,165	10,335	9,293
Short-term borrowings	54	60	71	186	283
Long-term debt	1,219	1,557	1,622	1,557	1,428
Subordinated debt	254	253	254	254	254
Total interest expense	12,903	13,313	13,112	12,332	11,258

Net interest and dividend income	15,534	15,273	14,728	14,470	15,346

PROVISION FOR (REVERSAL OF) CREDIT LOSSES	142	(762)	941	(294)	(550)

Net interest and dividend income after provision for (reversal of) credit losses	15,392	16,035	13,787	14,764	15,896

NON-INTEREST INCOME:
Service charges and fees on deposits	2,284	2,301	2,341	2,341	2,219
Income from bank-owned life insurance	473	486	470	502	453
Unrealized (loss) gain on marketable equity securities	(5)	(9)	10	4	8
Gain (loss) on sale of mortgages	7	(11)	246	—	—
Gain on non-marketable equity investments	—	300	—	987	—
Loss on disposal of premises and equipment	—	—	—	—	(6)
Other income	—	187	74	—	—
Total non-interest income	2,759	3,254	3,141	3,834	2,674

NON-INTEREST EXPENSE:
Salaries and employees’ benefits	8,413	8,429	8,112	7,901	8,244
Occupancy	1,412	1,256	1,217	1,218	1,363
Furniture and equipment	487	505	483	483	484
Data processing	882	900	869	846	862
Software	659	642	612	566	699
Debit/ATM card processing expense	577	593	649	643	552
Professional fees	546	471	540	581	569
FDIC insurance	431	389	338	323	410
Advertising	429	310	271	339	349
Other	1,348	1,431	1,315	1,414	1,250
Total non-interest expense	15,184	14,926	14,406	14,314	14,782

INCOME BEFORE INCOME TAXES	2,967	4,363	2,522	4,284	3,788

INCOME TAX PROVISION	664	1,075	618	771	827
NET INCOME	$2,303	$3,288	$1,904	$3,513	$2,961

Basic earnings per share	$0.11	$0.16	$0.09	$0.17	$0.14
Weighted average shares outstanding	20,385,481	20,561,749	20,804,162	21,056,173	21,180,968
Diluted earnings per share	$0.11	$0.16	$0.09	$0.17	$0.14
Weighted average diluted shares outstanding	20,514,098	20,701,276	20,933,833	21,163,762	21,271,323

Other Data:
Return on average assets(1)	0.35%	0.49%	0.29%	0.55%	0.47%
Return on average equity(1)	3.94%	5.48%	3.19%	6.03%	5.04%
Efficiency ratio	83.00%	80.56%	80.62%	78.20%	82.03%
Adjusted efficiency ratio(2)	82.98%	81.85%	80.67%	82.68%	82.04%
Net interest margin	2.49%	2.41%	2.40%	2.42%	2.57%
Net interest margin, on a fully tax-equivalent basis	2.51%	2.43%	2.42%	2.44%	2.59%

(1)	Annualized.

(2)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments, and loss on disposal of premises and equipment.

11

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024
Cash and cash equivalents	$110,579	$66,450	$72,802	$53,458	$22,613
Securities available-for-sale, at fair value	167,800	160,704	155,889	135,089	138,362
Securities held to maturity, at amortized cost	201,557	205,036	213,266	217,632	221,242
Marketable equity securities, at fair value	414	397	252	233	222
Federal Home Loan Bank of Boston and other restricted stock - at cost	5,818	5,818	7,143	7,143	3,105

Loans	2,079,561	2,070,189	2,049,002	2,026,226	2,025,566
Allowance for credit losses	(19,669)	(19,529)	(19,955)	(19,444)	(19,884)
Net loans	2,059,892	2,050,660	2,029,047	2,006,782	2,005,682

Bank-owned life insurance	77,529	77,056	76,570	76,100	75,598
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	1,344	1,438	1,531	1,625	1,719
Other assets	71,864	73,044	71,492	75,521	76,206
TOTAL ASSETS	$2,709,284	$2,653,090	$2,640,479	$2,586,070	$2,557,236

Total deposits	$2,328,593	$2,262,647	$2,224,206	$2,171,809	$2,143,747
Short-term borrowings	4,520	5,390	4,390	6,570	11,470
Long-term debt	98,000	98,000	128,277	128,277	120,646
Subordinated debt	19,761	19,751	19,741	19,731	19,722
Securities pending settlement	2,093	8,622	2,513	102	—
Other liabilities	18,641	22,770	20,697	23,104	25,855
TOTAL LIABILITIES	2,471,608	2,417,180	2,399,824	2,349,593	2,321,440

TOTAL SHAREHOLDERS' EQUITY	237,676	235,910	240,655	236,477	235,796
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,709,284	$2,653,090	$2,640,479	$2,586,070	$2,557,236

12

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024
Shares outstanding at end of period	20,774,319	20,875,713	21,113,408	21,357,849	21,627,690

Operating results:
Net interest income	$15,534	$15,273	$14,728	$14,470	$15,346
Provision for (reversal of) credit losses	142	(762)	941	(294)	(550)
Non-interest income	2,759	3,254	3,141	3,834	2,674
Non-interest expense	15,184	14,926	14,406	14,314	14,782
Income before income provision for income taxes	2,967	4,363	2,522	4,284	3,788
Income tax provision	664	1,075	618	771	827
Net income	2,303	3,288	1,904	3,513	2,961

Performance Ratios:
Net interest margin	2.49%	2.41%	2.40%	2.42%	2.57%
Net interest margin, on a fully tax-equivalent basis	2.51%	2.43%	2.42%	2.44%	2.59%
Interest rate spread	1.74%	1.63%	1.60%	1.66%	1.85%
Interest rate spread, on a fully tax-equivalent basis	1.76%	1.65%	1.62%	1.67%	1.86%
Return on average assets	0.35%	0.49%	0.29%	0.55%	0.47%
Return on average equity	3.94%	5.48%	3.19%	6.03%	5.04%
Efficiency ratio (GAAP)	83.00%	80.56%	80.62%	78.20%	82.03%
Adjusted efficiency ratio (non-GAAP)(1)	82.98%	81.85%	80.67%	82.68%	82.04%

Per Common Share Data:
Basic earnings per share	$0.11	$0.16	$0.09	$0.17	$0.14
Earnings per diluted share	0.11	0.16	0.09	0.17	0.14
Cash dividend declared	0.07	0.07	0.07	0.07	0.07
Book value per share	11.44	11.30	11.40	11.07	10.90
Tangible book value per share (non-GAAP)(2)	10.78	10.63	10.73	10.41	10.25

Asset Quality:
30-89 day delinquent loans	$2,459	$3,694	$3,059	$3,270	$3,000
90 days or more delinquent loans	2,027	1,301	1,253	2,280	1,716
Total delinquent loans	4,486	4,995	4,312	5,550	4,716
Total delinquent loans as a percentage of total loans	0.22%	0.24%	0.21%	0.27%	0.23%
Nonaccrual loans	$6,014	$5,381	$4,873	$5,845	$5,837
Nonaccrual loans as a percentage of total loans	0.29%	0.26%	0.24%	0.29%	0.29%
Nonaccrual assets as a percentage of total assets	0.22%	0.20%	0.18%	0.23%	0.23%
Allowance for credit losses as a percentage of nonaccrual loans	327.05%	362.93%	409.50%	332.66%	340.65%
Allowance for credit losses as a percentage of total loans	0.95%	0.94%	0.97%	0.96%	0.98%
Net loan charge-offs (recoveries)	$29	$(128)	$98	$10	$(67)
Net loan charge-offs (recoveries) as a percentage of average loans	0.00%	(0.01)%	0.00%	0.00%	0.00%

(1)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gains on non-marketable equity investments, and loss on disposal of premises and equipment.

(2)	Tangible book value per share (non-GAAP) represents the value of the Company’s tangible assets divided by its current outstanding shares.

13

The following table sets forth the information relating to our average balances and net interest income for the three months ended March 31, 2025, December 31, 2024 and March 31, 2024 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,073,486	$25,105	4.91%	$2,062,822	$25,311	4.88%	$2,021,713	$24,351	4.84%
Securities(2)	365,371	2,422	2.69	361,476	2,273	2.50	359,493	2,114	2.37
Other investments	14,819	191	5.23	15,924	214	5.35	12,494	136	4.38
Short-term investments(3)	76,039	840	4.48	76,795	916	4.75	9,386	113	4.84
Total interest-earning assets	2,529,715	28,558	4.58	2,517,017	28,714	4.54	2,403,086	26,714	4.47
Total non-interest-earning assets	156,733			155,538			154,410
Total assets	$2,686,448			$2,672,555			$2,557,496

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$140,960	250	0.72	$149,231	264	0.70	$135,559	234	0.69
Savings accounts	183,869	40	0.09	179,122	38	0.08	186,125	39	0.08
Money market accounts	704,215	3,968	2.29	654,965	3,553	2.16	626,267	2,587	1.66
Time deposit accounts	702,748	7,118	4.11	700,324	7,588	4.31	627,699	6,433	4.12
Total interest-bearing deposits	1,731,792	11,376	2.66	1,683,642	11,443	2.70	1,575,650	9,293	2.37
Short-term borrowings and long-term debt	122,786	1,527	5.04	147,748	1,870	5.04	160,802	1,965	4.91
Interest-bearing liabilities	1,854,578	12,903	2.82	1,831,390	13,313	2.89	1,736,452	11,258	2.61
Non-interest-bearing deposits	569,638			579,168			557,711
Other non-interest-bearing liabilities	25,464			23,380			27,078
Total non-interest-bearing liabilities	595,102			602,548			584,789
Total liabilities	2,449,680			2,433,938			2,321,241
Total equity	236,768			238,617			236,255
Total liabilities and equity	$2,686,448			$2,672,555			$2,557,496
Less: Tax-equivalent adjustment(2)		(121)			(128)			(110)
Net interest and dividend income		$15,534			$15,273			$15,346
Net interest rate spread(4)			1.74%			1.63%			1.85%
Net interest rate spread, on a tax-equivalent basis(5)			1.76%			1.65%			1.86%
Net interest margin(6)			2.49%			2.41%			2.57%
Net interest margin, on a tax-equivalent basis(7)			2.51%			2.43%			2.59%
Ratio of average interest-earning
assets to average interest-bearing liabilities			136.40%			137.44%			138.39%

(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the tax-equivalent weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.
(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(8)	Annualized.

14

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its results of operations and financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	For the quarter ended
	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
	(Dollars in thousands)

Loan interest (no tax adjustment)	$24,984	$25,183	$25,134	$24,340	$24,241
Tax-equivalent adjustment	121	128	119	114	110
Loan interest (tax-equivalent basis)	$25,105	$25,311	$25,253	$24,454	$24,351

Net interest income (no tax adjustment)	$15,534	$15,273	$14,728	$14,470	$15,346
Tax equivalent adjustment	121	128	119	114	110
Net interest income (tax-equivalent basis)	$15,655	$15,401	$14,847	$14,584	$15,456

Average interest-earning assets	$2,529,715	$2,517,017	$2,441,236	$2,400,633	$2,403,086
Net interest margin (no tax adjustment)	2.49%	2.41%	2.40%	2.42%	2.57%
Net interest margin, tax-equivalent	2.51%	2.43%	2.42%	2.44%	2.59%

Book Value per Share (GAAP)	$11.44	$11.30	$11.40	$11.07	$10.90
Non-GAAP adjustments:
Goodwill	(0.60)	(0.60)	(0.59)	(0.58)	(0.58)
Core deposit intangible	(0.06)	(0.07)	(0.08)	(0.08)	(0.07)
Tangible Book Value per Share (non-GAAP)	$10.78	$10.63	$10.73	$10.41	$10.25

15

	For the quarter ended
	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
	(Dollars in thousands)

Efficiency Ratio:
Non-interest Expense (GAAP)	$15,184	$14,926	$14,406	$14,314	$14,782

Net Interest Income (GAAP)	$15,534	$15,273	$14,728	$14,470	$15,346

Non-interest Income (GAAP)	$2,759	$3,254	$3,141	$3,834	$2,674
Non-GAAP adjustments:
Unrealized losses (gains) on marketable equity securities	5	9	(10)	(4)	(8)
Gain on non-marketable equity investments	—	(300)	—	(987)	—
Loss on disposal of premises and equipment	—	—	—	—	6
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$2,764	$2,963	$3,131	$2,843	$2,672
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$18,298	$18,236	$17,859	$17,313	$18,018

Efficiency Ratio (GAAP)	83.00%	80.56%	80.62%	78.20%	82.03%

Adjusted Efficiency Ratio (Non-interest Expense (GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	82.98%	81.85%	80.67%	82.68%	82.04%

16